                                                                  EXHIBIT 10.22


                                  AGREEMENT

     THIS AGREEMENT is made this 12th day of July, 1996, by and among CENTOCOR, INC., a Pennsylvania corporation ("Centocor"), XL VISION, INC., a Delaware corporation ("XL"), and MICROVISION MEDICAL SYSTEMS, INC., a Delaware corporation ("MV").

                                  Background

     XL and Centocor have collaborated on the development of a system for the rapid detection, identification, and characterization of rare cellular events in biological tissue specimens using Centocor proprietary reagents to stain the specimens (the "Collaboration" and the "Clinical System"). XL and its employees have principally developed an automated intelligent microscope, including hardware and software, and the method for using it to detect, identify, and characterize pre-selected targets in biological specimens (the "MicroVision System"). Centocor and its employees have principally developed proprietary reagent kits and components and the method and protocol for using them to mark pre-selected targets in biological specimens and to prepare slides containing such specimens in order for such specimens to be scanned and analyzed (the "Biological Preparation System"). XL has assigned to MV all of its rights in the MicroVision System.

                                   Agreement

     The parties hereby agree as follows, intending to be legally bound:

     1.  Definitions.

     As used herein, the term "Confidential Information" means data, analyses, hypotheses, compilations, studies, medical and technical know-how and information, designs, plans, specifications, processes, procedures, protocols, formulae, methods, algorithms, all to the extent that such information is confidential and proprietary in nature.

     As used herein, the term "Patent Application" means the U.S. Patent Application Serial Number OR/565006 entitled "Method and Apparatus for Automated Image Analysis of Biological Specimens" filed in connection with the Clinical System and continuations, continuations-in-part, and divisionals and foreign equivalents thereof.

     As used herein, the term "Intellectual Property Rights" means all and any rights, powers, privileges, and immunities (including without limitation under patent, copyright, and trade secret law) anywhere in the world with respect to any "Intellectual Property."

     As used herein, the term "Intellectual Property" means all proprietary inventions, technology, devices, apparatus, materials, designs, plans, specifications, processes, protocols, formulae, methods, algorithms, software programs, and technical information, which are described in the Patent Application, or which were developed, conceived of, invented, or reduced to practice as a result of the Collaboration.

     2.  Intellectual Property Assignments.

         2.1 All intellectual property rights which XL or MV had before the commencement of the Collaboration shall continue to be owned by MV.

         2.2 All intellectual property rights which Centocor had before the commencement of the Collaboration shall continue to be owned by Centocor.

         2.3 Centocor hereby assigns to MV, and its successors and assigns, any and all Intellectual Property Rights now owned or claimed by Centocor which relate to the MicroVision System, and the Patent Application.

         2.4 XL and MV hereby assign to Centocor, and its successors and assigns, any and all Intellectual Property Rights now owned or claimed by XL and/or MV which relate to the Biological Preparation System.

         2.5 MV hereby grants to Centocor, its successors and assigns, a perpetual, transferable, non-exclusive, fully-paid-up license to use the Biological Preparation System as described in the Patent Application.

         2.6 Upon the request of and at the expense of either of MV of Centocor, or their successors or assigns, each party shall do such other acts and shall execute, acknowledge, and deliver to the requesting entity all further documents, instruments, assignments and assurances necessary or proper (i) to further ensure the valid assignment to the requesting party of the Intellectual Property Rights assigned to such party by this Agreement, including assignments of patents and/or patent applications in form suitable for filing with the U.S. or any foreign patent office; and (ii) to procure for the requesting party U.S. and/or foreign patents for the Intellectual Property Rights assigned to such party by this Agreement. Promptly upon execution of this Agreement, Centocor shall deliver or cause to be delivered to MV all files related to the Patent Application, and MV shall reimburse Centocor for 50% of out of pocket patent expenses incurred by Centocor associated with the Patent Application.

         2.7 Each party represents and warrants to each other party that each of its employees and consultants who have participated in the development, invention, conception, or reduction to practice of any Intellectual Property related to the MicroVision System or the Biological Preparation System have entered into valid assignment of invention agreements with such party.

         2.8 The Parties agree that they will cooperate in good faith to promptly determine which individuals should be named as inventors for each claim in the Patent Application.

         2.9 Each party represents and warrants to each other that such party has not sold, assigned, licensed, or otherwise transferred any Intellectual Property Rights to any other entity or person who is not a party.

     3. Centocor Release. Except as provided for in Section 2 hereof, Centocor, on behalf of itself and its successors and assigns, hereby forever releases and discharges XL, MV, and their officers, directors, shareholders, employees, agents, affiliates, attorneys, predecessors, successors, heirs, personal representatives, and assigns, and all persons acting by, through, under or in concert with any of them from any and all claims, actions, causes of actions, suits, judgments, debts, obligations, liabilities, charges, complaints, promises, agreements, controversies, damages, demands and expenses (including attorneys' fees and costs) of any kind whatsoever, at law or in equity, matured or unmatured, known or unknown, suspected or unsuspected, existing at any time to the date of this release which relate to the Collaboration including but not limited to, any and all claims, rights, and interests in or to the MicroVision System or related intellectual property, including without limitation licenses, ownership rights, royalty rights, marketing and distribution rights, manufacturing rights, revenue sharing rights, and exclusivity rights. The foregoing release is absolute and irrevocable, and Centocor agrees on behalf of itself and the other releasors not to bring any suit or action against XL, MV, or any of their successors or assigns, to attempt to enforce any such released claim, right, or interest, or to attempt to revoke or void the foregoing release. Centocor represents and warrants to XL and MV that it has not sold, assigned or transferred any of such released claims, rights or interests.

     4. XL and MV Release. Except as provided for in Section 2 hereof, each of XL and MV, on behalf of itself and its successors and assigns, hereby forever releases and discharges Centocor and its officers, directors, shareholders, employees, agents, affiliates, attorneys, predecessors, successors, heirs, personal representatives, and assigns, and all persons acting by, through, under or in concert with any of them from any and all claims, actions, causes of actions, suits, judgments, debts, obligations, liabilities, charges, complaints, promises, agreements, controversies, damages, demands and expenses (including attorneys' fees and costs) of any kind whatsoever, at law or in equity, matured or unmatured, known or unknown, suspected or unsuspected, existing at any time to the date of this release which relate to the Collaboration including but not limited to, any and all claims, rights, and interests in or to the Biological Preparation System or related intellectual property, including without limitation licenses, ownership rights, royalty rights, marketing and distribution rights, manufacturing rights, revenue sharing rights, and exclusivity rights. The foregoing release is absolute and irrevocable, and each of XL and MV agree on behalf of themselves and the other releasors not to bring any suit or action against Centocor or any of its successors or assigns, to attempt to enforce any such released claim, right, or interest, or to attempt to revoke or void the foregoing release. XL and MV represent and warrant to Centocor that they have not sold, assigned, or transferred any of such released claims, rights or interests.

     5. Stock Subscription. In consideration for prior research and development, Centocor and MV shall execute the Stock Subscription Agreement attached hereto which provides for the issuance of non-voting convertible preferred stock of MV to Centocor representing a 10% ownership interest in MV following the transaction involving the issuance of common stock to XL for the MicroVision System technology and the sale and issuance of non-voting convertible preferred stock of MV to XL stockholders at $1.00 per share.

     6. Instrument Repurchase. Centocor has previously purchased from XL MicroVision Systems at an aggregate purchase price of $800,000 as components to be designed into Centocor assay systems. MV agrees to buy all of such MicroVision Systems from Centocor, and Centocor agrees to sell all such MicroVision Systems to MV, at a price of $133,333.33 per microscope, on the following terms:

         6.1 Centocor hereby sells, and MV hereby buys two of such MicroVision Systems, serial numbers 10006 (which is currently in MV's possession) and 01 (which is currently located at Centocor's principal place of business in Malvern, PA. Centocor shall deliver such MicroVision Systems to MV at 10305 102nd Terrace, Sebastian, FL, within 10 days after delivery of such direction.

         6.2 MV shall pay to Centocor the purchase price of $266,667 for the two MicroVision Systems described in Section 6.1, without interest, on the earlier of (i) five business days after the closing of MV's initial public offering of its common stock or (ii) March 31, 1997.

         6.3 Centocor shall sell, and MV shall buy, three additional MicroVision Systems on the later of (i) January 10, 1997 or (ii) five business days after the closing of MV's initial public offering, but not later than March 31, 1997 (the "Second Sale Date"). Centocor shall deliver such MicroVision Systems on the Second Sale Date to such location within the continental U.S. as MV shall direct against payment by certified check or wire transfer of an aggregate purchase price of $400,000.

         6.4 Centocor shall sell, and MV shall buy, the last microscope on June 30, 1997. Centocor shall deliver such microscope on June 30, 1997 to such location within the continental U.S. as MV shall direct against payment by certified check or wire transfer of the purchase price of $133,333.

         6.5 Centocor shall deliver the MicroVision Systems at its own expense, except that MicroVision personnel shall pack the MicroVision Systems and prepare them for shipping, and Centocor shall insure them while in transit at its own expense. The MicroVision Systems shall be delivered in good working condition and repair, ordinary wear excepted.

         6.6 Time is of the essence with respect to the dates set forth in this Section 6.

         6.7 Centocor and MV will be free to, but shall not be obligated to, negotiate mutually acceptable commercial lease terms or purchase price discounts if the parties desire Centocor to retain possession of any of the MicroVision Systems beyond the dates set forth in this Section 6.

     7. Maintenance and Support. From the date of this Agreement until the Second Sale Date, MV shall provide to Centocor, at no cost to Centocor, the following maintenance and support services for the four MicroVision Systems retained by Centocor during that period:

         7.1 MV will fix errors in the operation of the software controlling the MicroVision Systems in accordance with MV's standard operating policies and procedures which shall be established in MV's reasonable discretion, and which will include, among other things, response times for different priorities of bugs. If Centocor wants an error fixed in a manner or on a schedule different from MV's standard operating policies and procedures, it may request such service under the Support Rights specified in Section 7.2. Any initial claim by Centocor of an error in the software shall first be reviewed and verified by a MV technical support person before being submitted to MV as an error under this Section 7.1. The time spent by the MV technical support person to review and verify the claimed error will be charged against the Support Rights if MV determines that the claimed error is not an error in the software.

         7.2 MV will provide Centocor with up to a total of 80 man-hours (including travel time) of technical support per month (pro-rated for partial months) ("Support Rights"). This support will cover up to three MicroVision Systems while used for joint clinical trials in the continental U.S. and up to one microscope while used by Centocor in the continental U.S. for in-house research and development of Biological Preparation Systems. The support may include software, or hardware modifications, hardware maintenance and repair, operation of the microscope, consulting, training, and verification of claimed software errors and hardware malfunctions. Centocor shall pay for all necessary parts for hardware repair and maintenance. Centocor shall give MV reasonable advance notice of any support requests requiring air travel or significant time commitments by MV personnel. MV shall retain sole ownership of all rights in any hardware and software modifications.

          7.3 Centocor and MV will be free to, but shall not be obligated to, negotiate mutually acceptable commercial terms for the provision of maintenance and/or support beyond the levels specified above or beyond the Second Sale Date.

     8. Confidential Information. It is agreed and acknowledged that no Confidential Information has been disclosed by Centocor to MV or XL or by XL or MV to Centocor prior to the date of this Agreement.

     9. No Obligations. The parties acknowledge that they are not obligated to enter into any joint marketing, distribution, or regulatory approval arrangement for the MicroVision System and/or Centocor's Biological Preparation Systems. MV shall be solely responsible for obtaining regulatory approvals on its MicroVision System, and shall be the holder of all regulatory licenses it obtains. Centocor shall be solely responsible for obtaining regulatory approvals on its Biological Preparation Systems, and shall be the holder of all regulatory licenses it obtains. The parties may bundle their products or enter into other joint marketing arrangements in the future, but they shall have no obligation to do so. In the absence of such an agreement, MV retains the right to market and develop the MicroVision System in combination with reagents of third parties and Centocor retains the right to market and develop its Biological Preparation Systems in combination with other automated microscope systems subject to Section 11.

     10. Trademarks, etc. Neither party shall use the trademarks, trade names or service marks of the other party without the prior written approval of the other party in each instance.

     11. Existing Clinical Trials. Centocor will promptly provide to MV on a confidential basis copies of all agreements (including without limitation clinical protocols) relating to the four (4) clinical trials/beta testing currently being performed with the MicroVision Systems (the "Existing Clinical Trials"). Centocor and MV will meet at least monthly to review the status of each Existing Clinical Trial. Centocor will provide MV with the opportunity to have input regarding the management and direction of such trials and tests, which Centocor will consider in good faith and implement if appropriate in Centocor's judgment. Centocor shall manage the Existing Clinical Trials in order to provide MV with current, detailed feedback as to the operation of the MicroVision System and the opportunity to promptly and effectively resolve any problems regarding the System, and to promote the clinical and beta sites to become reference sites for and purchasers of the MicroVision Systems. Neither MV nor XL shall contact any clinical or beta site directly without Centocor's prior consent, which shall not be unreasonably withheld or delayed. Centocor shall make available to MV on a regular basis all information from Existing Clinical Trials relating to the MicroVision
System without delay, provided that Centocor may redact from such information any Centocor proprietary Confidential Information. Centocor shall also make available to MV promptly upon request all such information which relates to obtaining regulatory clearances for the MicroVision System which includes Centocor Confidential Information, subject to the following confidentiality obligations. MV shall keep all Centocor Confidential Information in confidence and shall not, without Centocor's prior written consent, disclose or use such Information except MV shall be permitted to use such Information solely for the purpose of obtaining regulatory clearances for the MicroVision System. However, once Centocor publishes, presents or otherwise places any Confidential Information in the public domain, MV may use such information without restriction. Centocor shall keep all MV Confidential Information which is disclosed to Centocor in the conduct of the Existing Clinical Trials in confidence and shall not, without MV's prior written consent, disclose or use such Information except solely for the purpose of conducting the Existing Clinical Trials with the MicroVision Systems and using the MicroVision Systems for internal development purposes. Once MV publishes, presents or otherwise places any of its Confidential Information in the public domain, Centocor may use such information without restriction. The confidentiality obligations of the parties in this paragraph shall expire March 10, 2002.

     12. Framework for Future Applications. The parties agree to follow the following framework for proposing new applications for joint development and/or marketing.

         12.1 Either party may nominate a concept for a new application of the MicroVision System with a Biological Preparation System to be jointly pursued by Centocor and MV. It is agreed that the nomination and presentation of a concept will not create any obligation of confidentiality regarding any information disclosed unless the receiving party agrees in advance to treat specific information as Confidential Information.

         12.2 Based on a nomination, the parties may agree to enter into an interim exploration of the nominated application for the purpose of determining the technical feasibility of the concept, undertaking clinical testing of the application, and negotiating a business arrangement to jointly commercialize the application. The parties will negotiate a written agreement which shall include the scope and time period of the exploration phase, an agreement to work exclusively with each other during the exploration period on the development of a particular Biological Preparation System or MicroVision System, contemplated for use in a particular application, the method of sharing and protecting confidential information which is developed or disclosed in the process, and such other terms and conditions as the parties may agree upon. The parties will not be obligated to enter into any joint business arrangement beyond the exploration phase.

         12.3 If the parties do not enter into an agreement for the joint commercialization of the application by the end of the exploration phase, then each party will be free to enter into business arrangements with other persons, who may be competitors of the other party, to develop a similar application relating to the Biological Preparation System or MicroVision System which was the subject of the exploration, provided that the parties will continue to be bound by their respective confidentiality obligations with respect to the Confidential Information of the other party.

     13. No Hire Agreement. Each party agrees not to solicit any employee or consultant of the other party or of any such affiliate to leave the employ of the other party or any such affiliate; in either case directly or indirectly, at any time while the parties and/or their affiliates are engaged in any relationship and for a period of 18 months after the termination of all such business relationships, unless mutually agreed upon.

     14.  No Waiver.     It is understood and agreed that no failure or delay
by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

     15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania. The parties each hereby irrevocably submit to the exclusive jurisdiction of any court of the Commonwealth of Pennsylvania or any federal court sitting in the Commonwealth of Pennsylvania for the purpose of any suit, action or other proceeding arising out of this Agreement.

     16. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, provided that the other party shall not unreasonably delay or withhold such consent in the event of an assignment in connection with a sale of the requesting party's business.

     17. Dispute Resolution. If any dispute arises under this Agreement (other than a claimed breach of the confidentiality obligations) that is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first, by face to face negotiations between a senior management representative of each party with authority to settle the disputed matter on behalf of such party. If the parties are unable to resolve the dispute between them within ten business days (or such period as the parties shall otherwise agree) through these face to face negotiations, then any such dispute shall be submitted to non-binding mediation with a professional mediator under the commercial mediation rules of the American Arbitration Association.

     18. Notices. All notices, requests, demands, waivers, consents, approvals, or other communications which are required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, sent by reputable overnight courier service (such as Federal Express), sent by telecopier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the address set forth below:

If to Centocor,

200 Great Valley Parkway
Malvern, PA 19355
Attn:
Phone:  610-651-6000
Fax:    610-651-6100

If to MV or XL:

c/o MicroVision Medical Systems, Inc.
17304 North Preston Road, Suite 800
Dallas, TX 75252
Attn:  Michael Shiff
Phone:  214-733-6520
Fax:    214-733-6533

With a copy to:
Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19007
Attn:  General Counsel
Phone:  610-293-0600
Fax:    610-293-0601
and
XL Vision, Inc.
10305 102nd Terrace
Sebastian, FL 32958
Attn:  Bill Haskell, COO
Fax:   407-589-2049

or to such other address or telecopier number as the party entitled to receive such notice may, from time to time, specify in writing to the other party.

     19. Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions.

     20. Contents of Agreement. This Agreement and the stock subscription agreement entered into herewith set forth the entire understanding of the parties hereto with respect to the transaction contemplated hereby and shall not be amended or terminated except by a written instrument duly executed by each of the parties hereto. Any and all prior or contemporaneous agreements or understandings between the parties regarding the subject matter hereof are superseded in their entirety by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CENTOCOR, INC.                               XL VISION, INC.


By: /s/ Warren Bogard                        By: /s/ John Scott
    Warren C. Bogard, Jr., Ph.D.
    Senior Vice President & General Manager
    Diagnostics Division                     MICROVISION MEDICAL SYSTEMS, INC.


                                             By: /s/ Douglas Harrington

                       AMENDMENT AND SUPPLEMENT TO AGREEMENT


     This Amendment and Supplement to Agreement ("this Amendment") is made this 25th day of February, 1997 by and among CENTOCOR, INC., a Pennsylvania corporation ("Centocor"). XL Vision, Inc. a Delaware corporation ("XL"), and MicroVision Medical Systems, Inc., a Delaware corporation ("MV").

                                  Background

     The parties to this Amendment are parties to an Agreement dated July 12, 1996 relating to their collaboration on the development of a system for the rapid detection, identification and characterization of rare cellular events in biological tissue specimens (the "Agreement"). The parties now desire to amend and supplement the Agreement on the terms set forth in this Amendment.

                                  Amendment

     The parties hereto hereby agree to amend and supplement the Agreement as follows, intending to be legally bound:

     1. Definitions. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning set forth in the Agreement.

     2. Maintenance and Support. The parties acknowledge and agree that MV has performed all of its obligations under Sections 7.1 and 7.2 of the Agreement and that the amount payable by Centocor for technical support services rendered for the year 1996 in excess of the 80 man-hours per month referred to in Section 7.2 shall be $43,500. Said amount is being paid by Centocor to MV by delivery of a check concurrently with the execution and delivery of this Amendment.

     3. Additional Technical Support. MV will provide to Centocor additional support services of the kind referred to in Sections 7.1 and 7.2 of the Agreement, including reasonable traveling expenses, through September 30, 1997 at no charge. MV shall have no obligation to render any such services after September 30, 1997 unless the parties otherwise agree in writing as to the nature, extent and timing of the services and the amount to be paid therefor.

    4. Software Development Services. MV will provide to Centocor up to 80 man-hours per month of software development services relating to the MicroVision System, through December 31, 1997 at no charge. Such services shall be rendered upon reasonable request by Centocor and at such times and places as the parties may mutually agree. MV will also provide to Centocor software development services in addition to said 80 man-hours per month at a cost of $75.00 per hour plus reasonable and documented travel expenses provided that the extent of such additional services requested is reasonable. MV will bill Centocor for such additional services every three months, and the amount payable for the services shall be due within thirty (30) days after the receipt of such bill by Centocor.

5. Credit for MicroVision Systems. Centocor will expressly recognize MV as the owner of the technology incorporated into the MicroVision System in any published paper, press release, brochure, other marketing materials, FDA or other regulatory application or filing, or any slide or other presentation relating to any Centocor procedure or product used with the MicroVision System. Centocor owns all right, title and interest (including Intellectual Property Rights) to the data and results of any clinical trial ("Clinical Results") which is funded in whole or in part by Centocor and in which the MicroVision Systems are utilized except that, if Centocor fails to file an application for FDA approval for commercial distribution of at least one Centocor reagent kit for use with the MicroVision System by December 31, 1997, MV will have the right to use the Clinical Results, that have been generated up to that time and thereafter only as a result of the continuation of clinical trials which are on going at that time, such use to be limited to obtaining MV's own regulatory approvals for its products and services. In addition, whether or not such an application is filed by December 31, 1997:

     (a) In connection with MV's promotional and marketing activities and materials, MV will have the right to identify the clinical trial sites being utilized, describe the nature and results of the clinical trial being undertaken, and the use of any abstract, publication, or any other material arising from these clinical trails that becomes public information provided that Centocor approves any such promotional and marketing materials, such approval not to be unreasonably withheld and to be deemed given if not denied in writing within fifteen (15) days after Centocor receipt of written request therefor,

     (b) if MV funds all or any part of any clinical trial in cash, MV will have the unlimited right to use the Clinical Results from those trials and

In the event that MV desires to use any Clinical Results for purposes other than as permitted above, the terms under which those Clinical Results will be used, shall be discussed and agreed upon by the parties hereto as needed.

Credit for Centocor Biological Preparation System. MV will expressly recognize Centocor as the owner of the technology incorporated into the Centocor Biological Preparation System in any published paper, press release, brochure, other marketing materials. FDA or other regulatory application or filing, or any slide or other presentation relating to any MV procedure or product used with the Centocor Biological Preparation System.

6. Technical Specification. Centocor will provide to MV a technical specification for proposed use of the MicroVision System by Centocor, which MV will review. If and when MV accepts in writing such technical specification, it shall become the specification for the MicroVision System for all applications involving then existing reagent kits and components proprietary to Centocor. Any further specifications for use of the MicroVision Systems by Centocor shall be discussed and agreed upon by the parties hereto as needed.

Except as otherwise provided in the Agreement and or the Amendment, if sufficient mutual interest develops, MV and Centocor may enter into a separate agreement which would set forth the terms of any further commercial relationship.

7. Instrument Repurchase. The Agreement is hereby amended to delete therefrom all of Section 6 (including Sections 6.1 through 6.7), except insofar as the terms defined therein are used elsewhere in the Agreement. MV shall have no obligation to repurchase any of the XL MicroVision System referred to therein.

8. Continued Effect of Agreement. Except as amended and supplemented by this Amendment, the Agreement shall remain in full force and effect.

9. Entire Agreement. This Amendment, Agreement and the stock subscription agreement entered into concurrently with the Agreement set forth the entire understanding of the parties hereto with respect to the subject matter thereof and such documents shall not be amended or terminated except by a subsequent written instrument duly executed by each of the parties hereto. Any and all agreements or understandings prior to or contemporaneous with this Amendment between the parties regarding the subject matter hereof are suspended in their entirety by this Amendment except that this Amendment shall supersede the Agreement only to the extent set forth herein.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.



CENTOCOR, INC.                                                 XL VISION, INC.



By: /s/ David P. Holveck              Date: 2-27-97             By: /s/ John Scott                 Date: 2-27-97
  -----------------------                  ----------               ---------------------------          --------
     David P. Holveck                                               John Scott
     CEO                                                            CEO and Chairman
     Centocor, Inc.                                                 XL Vision, Inc.

                                                                MICROVISION MEDICAL SYSTEMS, INC.

                                                                By: /s/ Douglas P. Harrington      Date: 2-27-97
                                                                    ---------------------------          --------
                                                                    Douglas S. Harrington, M.D.
                                                                    CEO
                                                                    MicroVision Medical Systems, Inc.
